As filed with the Securities and Exchange Commission on March 30, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Huntington Ingalls Industries, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation or organization)
90-0607005
(IRS. Employer Identification No.)
4101 Washington Avenue
Newport News, Virginia 23607
(Address of Principal Executive Offices, Zip Code)
Huntington Ingalls Industries, Inc. 2011 Long-Term Incentive Stock Plan
(Full title of the plan)
George Simmerman
Office of the General Counsel
Huntington Ingalls Industries, Inc.
4101 Washington Avenue
Newport News, Virginia 23607
(Name and address of agent for service)
(757) 380-2000
(Telephone number, including area code, of agent for service)
Copy to:
Barbara Becker, Esq.
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
(212) 351-4000
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☑	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate	Amount of
Title of securities to be registered	registered(1)	share(2)	offering price(2)	registration fee
Common Stock, par value $.01 per share	9,166,667	$37.325	$342,145,845.78	$39,723.13

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also shall cover any additional shares of Common Stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Relates to Common Stock to be issued pursuant to the Huntington Ingalls Industries, Inc. 2011 Long-Term Incentive Stock Plan. The maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low “when-issued” price as reported on the New York Stock Exchange on March 24, 2011, which was $37.325.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Huntington Ingalls Industries, Inc., a Delaware corporation (the “Company” or the “Registrant”), relating to 9,166,667 shares of its Common Stock, par value $.01 per share (the “Common Stock”), that, beginning on March 31, 2011, will be issuable to eligible employees, including the employees of any subsidiaries and affiliates designated by the Board of Directors, pursuant to awards under the Huntington Ingalls Industries, Inc. 2011 Long-Term Incentive Stock Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
*	The documents containing the information specified in Part I of Form S-8 will be sent or made available to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
     The following documents, which have heretofore been filed by the Company with the SEC pursuant to the Securities Act, and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:
(a)	The Company’s effective Registration Statement on Form 10-12B (Registration No. 001-34910) initially filed with the SEC on October 15, 2010, as amended (the “Form 10”);

(b)	the Description of Capital Stock provided under the heading “Description of Capital Stock” in the information statement attached as Exhibit 99.1 to the Company’s Form 10, together with any amendment or report filed with the SEC for the purpose of updating such description; and

(c)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s Form 10 referred to in (a) above.
     In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.
     Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Delaware General Corporation Law, or DGCL, authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The Company’s Certificate of Incorporation (the “Certificate of Incorporation”) includes a provision that eliminates the personal liability of directors for monetary damages for breaches of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended
     While the Certificate of Incorporation provides directors with protection from liability for awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions of the Certificate of Incorporation described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.
     The Company’s Bylaws (the “Bylaws”) provide that the Company will indemnify and hold harmless, to the fullest extent authorized by the DGCL as it presently exists or may thereafter be amended, any person (an “Indemnitee”) who was or is made a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute mechanism, inquiry, judicial, administrative or legislative hearing, investigation or any other threatened, pending or completed proceeding, whether brought by or in the right of the Company or otherwise, whether of a civil, criminal, administrative, legislative, investigative or other nature (a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Company or while he or she is or was serving at the request of the Company as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, or by reason of anything done or not done by him or her in any such capacity, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such Indemnitee in connection therewith. The Bylaws also provide that, notwithstanding the foregoing, but except as provided by law or as described in the following paragraph, the Company will be required to indemnify an Indemnitee in connection with a proceeding, or part thereof, initiated by such Indemnitee only if such proceeding, or part thereof, was authorized or ratified by the board of directors.
     If a determination is made that an Indemnitee is not entitled to indemnification or if payment or advancement of expenses is not timely made, the Indemnitee may at any time thereafter bring suit against the Company in a court of competent jurisdiction in the State of Delaware seeking an adjudication of entitlement to such indemnification or advancement of expenses. If successful in whole or in part in any such suit, the Indemnitee shall be entitled to be paid the expense of prosecuting or defending such suit to the fullest extent permitted by law.
     The Bylaws further provide that, to the fullest extent not prohibited by law, the Company will pay the expenses incurred by an Indemnitee in defending any proceeding in respect of which indemnification is required pursuant to the above paragraph in advance of its final disposition, provided, however, that such advancement of expenses will be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal that the Indemnitee is not entitled to be indemnified for such expenses under the relevant section of the Bylaws or otherwise.
     The Bylaws also expressly state that the Company may, to the extent authorized from time to time, grant rights to indemnification and to the advancement of expenses to any of the Company’s employees or agents to the fullest extent permitted in the Bylaws.
     The provisions of the Company’s Certificate of Incorporation and Bylaws that limit liability and provide for indemnification and advancement of expenses may discourage stockholders from bringing a lawsuit against directors for breach of fiduciary duty. These provisions also may reduce the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, the Common Stock may be adversely affected to the extent the Company pays the costs of settlement and damage awards pursuant to these indemnification provisions.
     In addition to the above, the Company may enter into one or more agreements with any person to provide for indemnification greater or different than that which is provided for in the Certificate of Incorporation or the Bylaws.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Certificate of Incorporation of the Company.

4.2	Certificate of Amendment of Certificate of Incorporation of the Company.

4.3	Certificate of Amendment of Certificate of Incorporation of the Company.

4.4	Bylaws of the Company.

4.5	Huntington Ingalls Industries, Inc. 2011 Long-Term Incentive Stock Plan (incorporated by reference herein from Exhibit 10.25 to the Company’s Registration Statement on Form 10 filed with the SEC on March 15, 2011).

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Gibson, Dunn & Crutcher LLP (incorporated by reference from Exhibit 5.1).

24	Powers of Attorney (included on signature page).
Item 9. Undertakings.
(a)	The Company hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act, Huntington Ingalls Industries, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newport News, state of Virginia, on March 30, 2011.

HUNTINGTON INGALLS INDUSTRIES, INC.
By:	/s/ C. Michael Petters

Name:	C. Michael Petters

Title:	President and Chief Executive Officer (Principal Executive Officer)

     We, the undersigned officers and directors of Huntington Ingalls Industries, Inc., do hereby constitute and appoint George Simmerman and Bruce Hawthorne, and each of them acting alone, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the SEC, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) and supplements hereto and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done or have done or caused to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated and on March 30, 2011.

By:	/s/ Barbara A. Niland

Name:	Barbara A. Niland

Title:	Vice President and Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)

Signature	Title

/s/ Thomas B. Fargo	Chairman

Thomas B. Fargo

/s/ Mark Rabinowitz	Director

Mark Rabinowitz

/s/ Malcolm S. Swift	Director

Malcolm S. Swift

/s/ Karl von der Heyden	Director

Karl von der Heyden

EXHIBIT INDEX

Exhibit No.	Description

4.1	Certificate of Incorporation of the Company.

4.2	Certificate of Amendment of Certificate of Incorporation of the Company.

4.3	Certificate of Amendment of Certificate of Incorporation of the Company.

4.4	Bylaws of the Company.

4.5	Huntington Ingalls Industries, Inc. 2011 Long-Term Incentive Stock Plan (incorporated by reference herein from Exhibit 10.25 to the Company’s Registration Statement on Form 10 filed with the SEC on March 15, 2011).

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Gibson, Dunn & Crutcher LLP (incorporated by reference from Exhibit 5.1).

24	Powers of Attorney (included on signature page).